Exhibit 4.1
 ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                 ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of Corporation:

Alto Group Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

i.  each share of Series B Preferred Stock shall have 2,000 votes per share andshall be entitled to vote together with holders of common stock on all mattersupon which such common stockholders may vote;

ii.  shares of Series B Preferred Stock shall have no divided, distribution, orliquidation rights and shall not be convertible into shares of common stock.

3. Effective date of filing: (optional)

4. Signature: (required)

/s/ Mark Klok
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                                                               Nevada Secretary of State Stock Designation
                  Revised:  3-6-09